Exhibit 10.4

EMPLOYMENT TRANSITION AND SEPARATION AGREEMENT

This Employment Transition and Separation Agreement (hereafter “Agreement”) is entered into as of this 28 day of September, 2005, between David H. Courtney (the “Executive”), and TiVo Inc. (the “Company”).

WHEREAS, the Executive is Executive Vice President, Group Executive, Corporate Products & Services Group, and Chief Financial Officer of the Company;

WHEREAS, the Executive is a an Eligible Employee under the Severance Plan for Full-Time Senior Executives (the “Severance Plan”) adopted by the Company as of March 2, 2005;

WHEREAS, the Executive has expressed a desire to resign his positions as an officer and employee of the Company, and to secure the benefits of the Severance Plan;

WHEREAS, the Company desires to retain the services of the Executive during a transition period, and the Executive has agreed to provide such services;

WHEREAS, the Company and the Executive now wish to document the transition and termination of the Executive’s employment, and the compensation, benefits and severance that will be made available to the Executive;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. Resignation of Positions as Officer and Employment. The Executive hereby confirms his resignation of his employment, and the Company confirms its acceptance of such resignation, effective as of April 15, 2006 (the “Resignation Date”). From the date of this Agreement through the Resignation Date, or such earlier date as the Company’s Board of Directors may determine, the Executive shall retain the titles of Executive Vice President and Chief Financial Officer (“CFO”). If the Board of Directors determines, prior to the Resignation Date, that the Executive’s services are no longer required as Executive Vice President and CFO, then the Executive shall nonetheless remain employed through the Resignation Date, but will be allowed personal time off to attend to matters unrelated to the Company’s business. Following any removal of the Executive’s officer titles, the Executive’s duties shall be limited to assistance to the Company and its new CFO in the transfer and transition of the Executive’s former duties.

2. Resignation of Board Membership. The Executive shall resign his position as a member of the Company’s Board of Directors on the date upon which the Executive is no longer an officer of the Company, unless the Nominating Committee decides otherwise in accordance with the Corporate Governance Guidelines adopted by the Board of Directors in March 2005.

3. Transition Services. The Executive agrees to remain in the Company’s employ through April 15, 2006, or such earlier date as the Executive is notified by the Company that it no longer requires the Executive’s services (the “Transition Period”). During the Transition Period, the Executive shall:

(a) Devote substantially all his working time, attention, skill and efforts to the business of the Company. It is duly noted that the Executive currently serves on outside Boards of Directors in accordance with the Company’s Code of Conduct, and that the Executive expects to continue this service during the Transition Period;

(b) Continue to strive in good faith to perform his existing duties and to fulfill his current responsibilities including supervision of the completion of the annual audit and filing of the annual 10K, and, unless the Executive is no longer CFO, certification and signature of the annual audit and 10K; provided, however, the Executive shall not be required to certify or sign the annual audit and/or the 10K if the Executive in good faith does not agree with the data, or the integrity, reliability or legal compliance of the data in the annual audit or 10K;

(c) Assist and cooperate with the Company in identifying and recruiting internal or external candidates to assume some or all of the Executive’s current duties and responsibilities;

(d) Participate in drafting and delivery of internal and external communications regarding the Executive’s transition, consistent with the statement attached as Exhibit B hereto;

(e) Perform such other transition duties as may be agreed upon by the Company’s Chief Executive Officer and the Executive.

4. Compensation During Transition Period. During the Transition Period, the Executive shall receive:

(a) Base salary at an annualized rate of $300,000 (three hundred thousand dollars), less applicable taxes and other authorized withholding, in accordance with the Company’s normal payroll practices;

(b) Second-half FY 2006 executive bonus compensation, to be paid at the same time the second-half FY 2006 executive bonus compensation is paid to other participants, less applicable taxes and other authorized withholding, in accordance with the Company’s normal payroll practices, the amount of which bonus award shall be determined based upon deliverables achieved against plan;

(c) Fully-vested restricted stock of the Company equal to $70,500, deliverable on the earlier of (i) April 15, 2006 or (ii) when the other participants receive the restricted stock bonus, which represents the matching of Executive’s first-half FY 2006 executive bonus;

(d) Continued vesting of options to purchase common stock of the Company, restricted stock, or other equity awards granted under any equity plan of the Company, in accordance with their terms;

(e) The right to participate in all benefits and benefit plans made available by the Company to its senior executives;

(f) Continued accrual of paid vacation, in accordance with the terms of the Company’s vacation policy; and

(g) Contingent upon execution of this Agreement, and agreement on the form of a press release no later than 12:00 noon on September 28, 2005, within ten (10) days of the Resignation Date, $18,750 (eighteen thousand seven hundred fifty dollars), less applicable taxes and other authorized withholding, in accordance with the Company’s normal payroll practices.

5. Final Wage Payments. Upon the Resignation Date, the Executive shall be paid wages earned through the Resignation Date, including accrued, unused vacation, less applicable taxes and other authorized withholding, in accordance with the Company’s normal payroll practices.

6. Severance Benefits. Contingent upon the Executive’s good faith and substantial completion of the Transition Services in accordance with this Agreement, the Executive’s exercise, on or after the Resignation Date, of a General Mutual Release of Claims in the form attached as Exhibit A hereto (the “Release”), and upon said Release becoming effective and irrevocable in accordance with its terms, the Executive shall receive the following Severance Benefits:

(a) Within ten (10) days of the Resignation Date, or upon the Release becoming effective, whichever is later, twelve (12) months of base salary, equal to $300,000 (three hundred thousand dollars), less applicable taxes and other authorized withholding, payable in a lump sum.

(b) Within ten (10) days of the Resignation Date, or upon the Release becoming effective, whichever is later, the Company shall pay to the Executive $50,000 which represents his FY 2006 individual bonus target, less applicable taxes and other authorized withholding, in a lump sum.

(c) Within ten (10) days of the Resignation Date, or upon the Release becoming effective, whichever is later, the Company shall pay to the Executive $112,500 (one hundred twelve thousand five hundred dollars), less applicable taxes and other authorized withholding, in a lump sum, representing nine (9) months of FY 2007 target executive bonus compensation.

(d) As of the Resignation Date, all outstanding and unvested options to purchase common stock of the Company, restricted stock, or other equity awards granted under any equity plan of the Company held by the Executive shall be accelerated in part, such that an additional amount of outstanding awards that would have vested had the Executive remained an employee of the Company for 12 (twelve) months following the Resignation Date shall become automatically vested and exercisable for such period of time following the termination of employment as is provided for by the specific agreements governing each such award. The Executive shall have through and including December 31, 2006 to exercise that portion of the equity awards accelerated pursuant to this Paragraph 6(d). Except as so expressly provided, the Executive’s exercise rights shall be governed by the equity and stock option plans and agreements applicable to each such award.

(e) Provided that the Executive elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for the applicable premium amount for the Executive and his eligible dependents until the earlier of (i) twelve (12) months from the Resignation Date, or (ii) the date upon which the Executive is first covered under any other group health plan, which does not contain any exclusion or limitation, as set forth in Section 4980B(f)(2)(B)(iv) of the Internal Revenue Code of 1986. In addition, the Company shall pay for the applicable premium amount for the Executive and his eligible dependents until twelve (12) months from the Resignation Date for any other benefits and benefit plans that the Executive was eligible for and participating in prior to the Resignation Date. To the extent that the Company’s payments for the Executive’s health insurance coverage or any other benefit plans are taxed as income to the Executive at anytime in the future, the Company or its successor shall gross up or reimburse the Executive the amount to pay for all federal, state and local taxes calculated at the highest income tax rate due as a result of the payment of such premiums.

(f) Following removal by the Company of all Company-related files and information, the Executive shall be allowed to retain the Dell laptop computer issued to him by the Company.

(g) The Executive shall be allowed to retain beta testing status, and to lifetime service on all TiVo DVR units owned by the Executive as of the date of this Agreement.

(h) For a period of 180 days following the Resignation Date, the Company shall either permit the Executive to retain and access his Company email account, or shall arrange to have forwarded to the Executive’s personal email account non-business email communications sent to the Executive’s Company email address.

(i) The Company shall continue to indemnify Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law. Such indemnity shall continue for so long as the Executive is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that the Executive was serving in the capacity as an Officer and employee of the Company. In addition, and in accordance with the standard industry practices, TiVo’s Directors and Officers Liability insurance has always included coverage for past, present, and future directors and officers of the Company, and the Company will use best efforts to continue this practice for so long as the Executive is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that the Executive was serving in the capacity as an Officer and employee of the Company.

(j) Within ten (10) days of Executive submitting a reimbursement form for his legal expenses to the Company, the Company shall reimburse Executive for up to $10,000 (ten thousand dollars) for legal expenses incurred in the negotiation of this Agreement.

(k) Contingent upon execution of this Agreement, and agreement on the form of a press release no later than 12:00 noon on September 28, 2005, within ten (10) days of the Resignation Date, or upon the Release becoming effective, whichever is later, payment of $18,750 (eighteen thousand seven hundred fifty dollars), less applicable taxes and other authorized withholding, in accordance with the Company’s normal payroll practices.

7. Taxes. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims, liabilities, fines or penalties, and associated reasonable attorneys’ fees and costs, resulting from any failure by him to make payments required of the Executive.

8. In the Event of a Claimed Breach. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by using Judicial Arbitration and Mediation Services (“JAMS”) in Santa Clara County, California. The mediation and/or arbitration shall be commenced by filing a demand for arbitration with JAMS within 14 (fourteen) days after the filing party has given notice of such breach to the other party. The Company shall pay all administrative costs of any arbitration and/or mediation any arbitrator/mediator fees. Unless otherwise prohibited by law, the arbitrator shall award the prevailing party costs, reasonable attorneys’ fees and expert fees, if any.

9. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

10. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:

TiVo, Inc.

2160 Gold Street

Alviso, CA 95002-2160

Phone: (408) 519-9100

Fax: (408) 519-5330

Attn: Chief Executive Officer

(b)	If to the Executive:

David H. Courtney

11. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be eligible for the Severance Benefits described in Paragraph 6, above.

12. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

13. Integration Clause. This Agreement, the 1999 Equity Incentive Plan and Stock Option Agreements entered into by the Executive, and the Proprietary Information and Inventions Agreement executed by the Executive contain the entire agreement of the parties with regard to the termination of the Executive’s employment and the terms of separation thereof, and supersede and replace any and all prior agreements as to those matters including, without limitation, the Severance Plan and the Change of Control Plan dated as of December 2003. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.

14. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EXECUTIVE	TiVo, INC.

/s/ David H. Courtney	/s/ Thomas S. Rogers
David H. Courtney	By:	Thomas S. Rogers
	Title:	Chief Executive Officer
Date 9/28/2005	Date	9/28/2005

Exhibit A

Release

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (“Release”) is entered into as of this      day of                 , 2006, between                                  (the “Executive”), and TiVo Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after the Executive’s signature (the “Effective Date”), unless the Executive revokes his or her acceptance as provided in Paragraph 4(c), below.

WHEREAS, the Executive was a senior officer of the Company;

WHEREAS, the Executive and the Company entered into an Employment Transition and Separation Agreement effective as of September     , 2005 (the “Transition and Separation Agreement”);

WHEREAS, as a condition of the Executive’s receipt of certain Severance Benefits described in the Transition and Separation Agreement, the Executive is required to execute, without revocation, this Release;

THEREFORE, in exchange for the good and valuable consideration set forth in the Transition and Separation Agreement, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. General Release of Claims by the Executive.

(a) The Executive, on behalf of himself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which the Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date (as defined in the Transition and Separation Agreement), arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 USC Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; the Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; The Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in the Company’s group medical, dental, vision, and life insurance benefit plans pursuant to the terms and conditions of the federal law known as COBRA; and

(iv) Claims for indemnity under the bylaws of TiVo Inc., or as provided for by Delaware or California law.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Older Worker’s Benefit Protection Act.

The Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Release:

(i) This paragraph, and this Release are written in a manner calculated to be understood by him.

(ii) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.

(iii) This Release provides for consideration in addition to anything of value to which he is already entitled.

(iv) The Executive has been advised to consult an attorney before signing this Agreement.

(v) The Executive has been granted twenty-one (21) days after he is presented with this Release to decide whether or not to sign this Release. If he executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi) The Executive has the right to revoke this general release within seven (7) days of signing this Release. In the event he does so, both this Release and the offer of benefits to him pursuant to Paragraph 6 of the Transition and Separation Agreement will be null and void in their entirety, and he will not receive any Severance Benefits.

If he wishes to revoke this Release, the Executive shall deliver written notice stating his or her intent to revoke this Release to the Company’s Chief Executive Officer, at the offices of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Release.

2. No Assignment. The Parties represent and warrant that there has been no assignment or other transfer of any interest in any Claim that either Party may have against the other. The Parties agree to indemnify and hold harmless the aggrieved Party from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer. Provided, however, that the preceding sentence shall not apply with respect to a claim challenging the validity of this general release with respect to a claim under the Age Discrimination in Employment Act, as amended.

3. No Actions. The Executive represents and warrants that he is not presently aware of any injury for which he may be eligible for workers’ compensation benefits. The Executive agrees that if the Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then the Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that the Executive shall not be obligated to pay the Company Releasees’ attorney’s fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.

4. The Company’s Release of Claims.

(a) The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all Claims which it may have against the Executive as the result of his employment or the discontinuance of his employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company’s Board of Directors, CEO or General Counsel. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness (including but not limited to fraud, embezzlement, misappropriation, or other malfeasance).

(b) THE COMPANY ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE COMPANY HEREBY EXPRESSLY WAIVES, TO THE EXTENT OF THE FOREGOING RELEASE, ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

5. Nondisparagement. The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall at any time in the future disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees, services, products or business. The Company agrees that neither its Board members nor its officers shall at any time in the future disparage or otherwise communicate negative statements or opinions about the Executive. The Parties agree that it would be difficult, if not impossible, for either of them to demonstrate the amount of actual damages flowing from a breach of this provision. Therefore, the Parties agree that if either of them breaches this Paragraph 5 then the aggrieved Party shall be entitled to liquidated damages per breach of $10,000, in addition to reasonable attorneys’ fees and costs incurred in establishing the breach. The Parties further agree that any assertion that either Party has breached this Paragraph 5 shall be submitted to a single neutral arbitrator affiliated with JAMS in Santa Clara County, California, said arbitrator to be chosen by mutual agreement or, if the Parties are unable to agree, by JAMS, in accordance with its procedures for the selection of arbitrators. Each Party shall submit letter briefs not to exceed three pages, and declaration evidence in support of its position, and shall submit the matter to hearing upon ten business days’ notice.

6. Cooperation. The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company or any third party may conduct. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred by him, as a result of the Company’s request that the Executive cooperate with it pursuant to this Paragraph 6.

7. Confidential Information; Return of Company Property.

(a) The Executive will not divulge to unauthorized persons, or use for any unauthorized purpose, any “Confidential Information,” as such term is defined in the Proprietary Information and Inventions Agreement, executed by the Executive.

(b) The Executive agrees that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data and other papers and records of every kind which he created, or which came into his or her possession, at any time during his employment by the Company, relating in any way to the business of the Company, that are in possession by the Executive on the Resignation Date, are the sole and exclusive property of the Company (the “Company Documents”). The Executive shall deliver all Company Documents to the Company within five (5) business days of the Resignation Date.

(c) The Executive shall return to the Company within five (5) business days of the Resignation Date all equipment of the Company in his possession or control, excluding those equipments provided by the Employment Transition and Separation Agreement..

8. Agreement Not to Solicit Company Employees. The Executive agrees that, for a period of one (1) year after the Resignation Date, he will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

9. In the Event of a Claimed Breach.

(a) All controversies, claims and disputes arising out of or relating to the Executive’s employment by the Company, or the termination of that employment, the Transition and Separation Agreement, or this Release shall be resolved by final and binding arbitration before a single neutral arbitrator in Santa Clara County, California, in accordance with the Employment Dispute Resolution Rules of JAMS. The arbitration shall be commenced by filing a demand for arbitration with JAMS within 14 (fourteen) days after the filing party has given notice of such breach to the other party. The Company shall pay all administrative costs of the arbitration and arbitrator fees. Unless otherwise prohibited by law, the arbitrator shall award the prevailing party costs, reasonable attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Paragraph 7 hereof, and that in the event of any such failure, the aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Any such Party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Paragraph 7 of this Release, none of the Parties hereto shall raise the defense that there is an adequate remedy at law.

(b) In the event of a breach by the Executive of any of the terms of Paragraphs 5 (Nondisparagement), 6 (Cooperation), 7 (Confidential Information and Return of Company Property), or 8 (Agreement not to Solicit Company Employees) of this Release, the Company shall be entitled to suspend, pending resolution of its claims of breach, all payments and benefits to the Executive under the Transition and Separation Agreement.

9. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

10. Notices. All notices, demands or other communications regarding this Release shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:

TiVo Inc.

2160 Gold Street

Alviso, CA 95002-2160

Phone: (408) 519-9100

Fax: (408) 519-5330

Attn: Chief Executive Officer

(b)	If to the Executive:

David H. Courtney

11. Severability. Except as otherwise specified below, should any portion of this Release be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Release, which shall otherwise remain in full force and effect. If any portion of this Release is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder in exchange for the Severance Benefits.

12. Understanding and Authority. The parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

13. Integration Clause. This Release, the 1999 Equity Incentive Plan and Stock Option Agreements entered into by the Executive, the Proprietary Information and Inventions Agreement executed by the Executive, and the Transition and Separation Agreement contain the entire agreement of the parties with regard to the termination of the Executive’s employment and the terms of separation thereof, and supersede and replace any prior agreements as to those matters including, without limitation, the Severance Plan for Full-Time Senior Executives adopted by the Company as of March 2, 2005 and the Change of Control Plan dated as of December 2003. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.

14. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	TiVo Inc.

David H. Courtney	Thomas S. Rogers
	Title:	Chief Executive Officer
Dated: , 2006	Dated: , 2006

Exhibit B

Agreed Statement re: Executive’s Resignation